575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax www.kattenlaw.com

April 28, 2014

ETF Securities USA LLC
as Sponsor to ETFS Silver Trust
c/o ETF Securities Limited
Ordnance House
31 Pier Road
St. Helier, Jersey
JE4 8PW, Channel Islands
Attention: Graham Tuckwell

The Bank of New York Mellon

as Trustee to ETFS Silver Trust

2 Hanson Place

Brooklyn,  NY 11217

Attention: Donald Guire

Messrs. Tuckwell and Guire:

We are acting as special United States tax counsel to the ETFS Silver Trust (the “Trust”) in connection with the preparation of a registration statement on Form S-3 dated April 28, 2014 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof.  The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on July 20, 2009 under New York law pursuant to a Depositary Trust Agreement between ETF Securities USA LLC, as Sponsor, and The Bank of New York Mellon, as Trustee, of 16,300,000 shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        HOUSTON        IRVING        LOS ANGELES
NEW YORK        ORANGE COUNTY        SAN FRANCISCO BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

April 28, 2014

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Registration Statement, and that the Trust will operate in the manner described in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  In rendering this opinion, we are expressing our views only as to United States federal income tax law.

Based on and subject to the foregoing, the discussion relating to tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus (subject to the qualifications contained therein) expresses our opinion as to the material United States federal income tax consequences, as of the date hereof, of the acquisition, ownership and disposition of a Share.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein.  Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/S/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP